June 24, 2011

Roberto R. Herencia
303 W. Madison, Suite 900
Chicago, IL 60606

Dear Mr. Herencia:

The Board of Directors (the “Board”) of First BanCorp (the “Corporation”) is pleased to offer you the position as a Director and Non-Executive Chairman of the Board of the Corporation, which offer is contingent on completion of the currently pending capital raise and the fulfillment of regulatory requirements. Your service as a Director and Chairman of the Board will commence on the later of (1) the successful completion of the Corporation’s capital raise and (2) the expiration of the 30-day period or any additional period required with respect to the prior notice requirements of section 32 of the Federal Deposit Insurance Act, as amended (12 U.S.C. § 1831i ) which may be required with respect to your services as a Director and Chairman of the Board (the “Effective Date”).

The following are the detailed terms of this offer:

1. Compensation. During your service as Chairman of the Board, including as Chairman of the board of directors of the Corporation’s subsidiary bank, First Bank Puerto Rico, you will receive an annual retainer of $400,000, which shall be paid in equal monthly installments in accordance with the Corporation’s standard practice for director fees. If you step down as Chairman of the Board, but remain as a director of the Corporation, your fees will be reduced to the then current amount paid to other Directors who do not serve as Chair of the Board or any of its committees.

2. Special Compensation.

a) On the Effective Date, the Corporation shall pay you in cash a special compensation of $1,200,000.

b) Subject to your continued service as the Non-Executive Chairman of the Board for the periods indicated below, the Corporation shall pay you special compensation payments as follows:

1.	500,000 on December 31, 2011

2.	500,000 on June 30, 2012

3.	600,000 on December 31, 2012

4.	600,000 on June 30, 2013

5.	600,000 on December 31, 2013

3. Investment. You have indicated your desire to invest between $1 million and $2.5 million in cash in the Corporation’s capital raise on the terms included in the subscription agreements concurrently executed by investors in the private placement. The Corporation has confirmed with the placement agents that as an “accredited investor” you will be given the opportunity to so invest provided that you execute the required documentation and otherwise meet the eligibility requirements set forth therein. For the avoidance of doubt, any investment you make will not be contingent upon your becoming Non-Executive Chairman of the Board or otherwise serving on the Board and will not be unwound or cancelled if for any reason you are not elected to the Board or if you leave the Board. The opportunity to so invest is separate and apart from your compensation as Non-Executive Chairman of the Board and will have no impact upon your opportunity to serve on the Board, to act as Non-Executive Chairman of the Board or otherwise provide service to the Corporation.

4. Expenses. You will be reimbursed for reasonable expenses incurred in traveling to and from the Corporation’s offices and otherwise in the performance of your duties and for lodging, meals, transportation and other living expenses incurred while at the Corporation’s headquarters. The Corporation acknowledges that you are primarily based in Chicago, Illinois and in this respect will reimburse you for the cost of reasonable office space and administrative support in Chicago, Illinois. In addition, the Corporation will provide you with executive-level office space and administrative support while at the Corporation’s headquarters.

5. Indemnification. You shall be indemnified to the maximum extent allowed under applicable law with respect to the performance of your duties to the Corporation and shall be entitled to advancement of expenses in respect of such indemnification. The Corporation shall include you as an insured under the D&O insurance program currently in place for the Corporation’s Board.

6. Legal Fees. The Corporation shall reimburse all legal fees incurred by you in connection with the negotiation of this offer letter.

7. Health Insurance. While in services as a Non-Executive Chairman of Board, the Corporation will reimburse to you an amount of up to $2,000 per month for insurance premiums paid by you in connection with health insurance coverage obtained for you and your dependents.

8. Other. While in service as a director you will be able to participate in the Corporation’s group life insurance plan in the same amount provided to other directors of the Corporation.

9. Duties and Responsibilities. As a Director of the Corporation and as the Corporation’s Non-Executive Chairman of the Board you will be responsible for the management, development and effective functioning of the Board and for providing leadership in every aspect of its work, which responsibilities will generally include the following:

a) Convening, presiding over and actively participating in meetings of the Corporation’s Board of Directors. Reading materials distributed prior to the meetings and sharing experience and expertise during Board discussions. Supporting decisions that are arrived at by the Board. Using best efforts to ensure that confidential information shared at the meetings is held in confidence.

b) Collaborating with the Board and the Chief Executive Officer to establish and maintain a corporate governance framework that ensures sound risk management, affirms high standards of business conduct, emphasizes the importance of integrity and honesty in the conduct of business, and ensures the integrity of the Corporation’s controls and procedures, including its internal control over financial reporting.

c) Facilitate communications and information flow among directors and between the Board and management; provided, however, that this is not intended to limit or restrict free and open communications among directors or between the Board and management.

d) Collaborating with the Board and the Chief Executive Officer to benchmark the Board’s skill set and to establish the appropriate composition of Board members under a strong corporate governance framework.

e) Providing leadership and direction to the Board and the Chief Executive Officer to ensure sound regulatory relationships.

f) Acting in an advisory capacity to the President and Chief Executive Officer and to other officers in matters concerning the interests of the Corporation and the Board and relationships between management and the Board.

g) Consult periodically with the Chief Executive Officer to obtain such information concerning the Corporation’s business, subsidiaries, operations and strategic plans as may be necessary for the Board to discharge its duties.

h) Providing direction and guidance over personnel activities that affect the Chief Executive Officer, including salary, incentives, and performance objectives, to ensure solid efforts toward the attainment of Corporation goals.

i) Providing leadership and direction, and guiding the activities of the Corporation to foster short- and long-term profitability, equitable treatment and development of employees, and maintenance of a good corporate-community relationship.

j) Along with the Chief Executive Officers and other directors, represent the Corporation before its shareholders.

k) Carry out such other duties and responsibilities as may be assigned from time to time by the Board, commensurate with your position as Non-Executive Chairman of the Board of the Corporation.

As we have previously indicated, due to the current regulatory restrictions under which the Corporation is operating, the terms of this offer must be made subject to all necessary regulatory filings.

We look forward to your joining the Corporation’s team in the near future. If you have any further questions regarding the terms of this offer, please feel free to give me a call. Otherwise, please indicate your acceptance of the terms of this letter by signing below and returning it to me.

Sincerely,

/s/ José Menéndez-Cortada
José Menéndez-Cortada
Chairman of the Board

Agreed and accepted:

/s/ Roberto R. Herencia	October 27, 2011

Roberto R. Herencia	Date